Exhibit 10.15

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

between

Brookfield Business L.P., Brookfield BBP Canada Holdings Inc., Brookfield BBP Bermuda
Holdings Limited, Brookfield BBP US Holdings LLC and
each other person who becomes a party hereto as a Borrower

as Borrowers

and

Brookfield Business Partners L.P. and BBUC Holdings Inc. as Guarantors

and

BPEG US INC.

as Lender

Dated as of ■, 2021

- i -

- ii -

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Compliance Certificate
Exhibit C-1	Form of U.S. Tax Compliance Certificate
Exhibit C-2	Form of U.S. Tax Compliance Certificate

- iii -

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT is dated as of ■, 2021 and is entered into between Brookfield Business L.P., Brookfield BBP Canada Holdings Inc., Brookfield BBP Bermuda Holdings Limited, Brookfield BBP US Holdings LLC, and each other person who becomes a party hereto as a Borrower in accordance with this Agreement, as Borrowers, Brookfield Business Partners L.P. and BBUC Holdings Inc., as Guarantors, and BPEG US Inc., as Lender.

The parties hereto agree as follows:

Article 1
DEFINITIONS

1.1	Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Acceptance Fee” means a fee payable by a Borrower to the Lender in Canadian Dollars with respect to the acceptance of a B/A, calculated on the face amount of the B/A at the rate per annum equal to the Applicable Margin from time to time in effect on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days or 366 days, as the case may be.

“Additional Terms Agreement” means the additional terms agreement dated as of the date hereof between the Borrowers and the Lender, as amended, restated or supplemented from time to time.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more Persons, Controls or is Controlled by or is under common Control with, such Person.

“Agreement” means this credit agreement and all schedules attached hereto, as amended, restated or supplemented from time to time.

“Applicable Law” means, in respect of any Person, property, transaction, event or other matter, as applicable, all Laws relating or applicable to such Person, property, transaction, event or matter.

“Applicable Margin” means, with respect to any Loan under the Credit Facility, the applicable rate per annum, expressed as a percentage, set forth in the Additional Terms Agreement for such Loan.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person and legally binding on such Person.

“Available Credit” means, with respect to the Credit Facility at any particular time up to and including the Maturity Date, the difference obtained when the aggregate amount outstanding under the Credit Facility (calculated in accordance with Section 1.7) at such time is deducted from the Credit Facility Amount at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13.4.

“B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances, including any B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning specified in Section 2.5.1.

“Bankers’ Acceptance” and “B/A” mean an instrument denominated in Canadian Dollars, drawn by any Borrower and accepted by the Lender in accordance with this Agreement, and includes a depository note within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada), provided, that for the purposes of this Agreement, “Bankers’ Acceptance” and “B/A” shall also include a B/A Equivalent Loan.

“BBP” means Brookfield Business Partners L.P., an exempted partnership formed under the laws of Bermuda.

“BBP General Partner” means, as at any date, the general partner of BBP on such date; as at the date hereof, the BBP General Partner is Brookfield Business Partners Limited.

“BBP Group Members” means, collectively, BBP, Holding LP, the Borrowers and the Subsidiaries, and “BBP Group Member” means any of them.

“Benchmark” means, initially, LIBOR Screen Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR Screen Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13.1.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(a)	the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)	the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c)	the sum of: (i) the alternate benchmark rate that has been selected by the Lender as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated syndicated or bilateral credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)	for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Lender: (i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor, and (ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)	for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and any Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated or bilateral credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Lender in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents). The Lender agrees to consult with the Borrowers on making any Benchmark Replacement Conforming Changes and obtain the Borrowers consent thereto, not to be unreasonably withheld.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c)	in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date on which notice of such Early Opt-in Election is provided to the Borrowers, so long as the Lender has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date on which notice of such Early Opt-in Election is provided to the Borrowers, written notice of objection to such Early Opt-in Election from any Borrower.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.13.

“Borrowers” means, collectively, Holding LP, Brookfield BBP Canada Holdings Inc., Brookfield BBP Bermuda Holdings Limited, Brookfield BBP US Holdings LLC, and each other Person that becomes a Borrower pursuant to Section 2.19; and “Borrower” means any one of them.

“Borrowing” means any availment of the Credit Facility, including any Loan and any rollover or conversion of any outstanding Loan.

“Borrowing Request” means a request by any Borrower for a Borrowing pursuant to Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario or New York, New York are authorized or required by applicable law to remain closed and, in the case of any LIBOR Loan, is also not a day on which commercial banks in London, England are authorized or required by Applicable Law to remain closed.

“Canadian Dollars” and “Cdn$” refer to lawful money of Canada.

“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.

“Canadian Prime Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by the Canadian Reference Lender and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (b) the annual rate of interest equal to the sum of the one-month CDOR Rate in effect on such day plus 1.0% per annum.

“Canadian Reference Lender” means Canadian Imperial Bank of Commerce, or such other bank listed on Schedule I of the Bank Act (Canada) as selected by the Lender.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP.

“CDOR Interpolated Rate” means, in relation to any CDOR Borrowing and its Contract Period, a rate per annum determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable CDOR for the longest period for which a CDOR is available that is shorter than such Contract Period and (b) the applicable CDOR for the shortest period for which a CDOR is available that is longer than such Contract Period, in each case as of 11:00 a.m., Toronto time on the day two Business Days prior to the first day of such Contract Period; provided that the CDOR Interpolated Rate shall at no times be less than 0%.

“CDOR Rate” means, on any date, the annual rate of interest which is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for the applicable Contract Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, plus 0.10%; provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be calculated as the rate for the term referred to above applicable to Canadian Dollar bankers’ acceptances quoted by the Canadian Reference Lender as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day, plus 0.10%; provided further that the CDOR Rate shall at no times be less than 0%. If no CDOR is available for a particular Contract Period but CDORs are available for maturities both longer and shorter than such Contract Period, then CDOR for such Contract Period shall be the CDOR Interpolated Rate plus 0.10%.

“Change in Law” means (a) the adoption of any new Law after the date of this Agreement, (b) any change in any existing Law or in the official interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by the Lender or any of its lenders with any request, guideline or directive (whether or not having the force of law, but in the case of a request, guideline or directive not having the force of law, being a request, guideline or directive with which Persons customarily, and are expected by the relevant Governmental Authority to, comply and nevertheless considered to be binding on a Person or such Person’s property) of any Governmental Authority made or issued after the date of this Agreement.

“Claim” has the meaning specified in Section 9.3.2(f).

“Common Equity” means, in respect of any Person, the sum of all components of equity other than preferred equity of such Person as determined in accordance with GAAP, including, in the case of BBP, all redeemable exchangeable units of Holding LP.

“Compliance Certificate” means a certificate of a senior officer of a Borrower, issued on behalf of all Borrowers, substantially in the form of Exhibit B.

“Contract Period” means the term of a B/A specified by a Borrower in a Borrowing Request, commencing on the date of such B/A and expiring on a Business Day which shall be either one, two, three or six months thereafter or such other periods thereafter as may from time to time be agreed to by such Borrower and the Lender, subject to availability, provided that (a) subject to subparagraph (a) below, each such period shall be subject to such extensions or reductions as may be determined by the Lender to ensure that each Contract Period will expire on a Business Day, and (b) no Contract Period shall extend beyond the Maturity Date.

“Control” and similar expressions mean a relationship between two Persons wherein one of such Persons has the power, through the ownership of Equity Securities, by contract or otherwise, to directly or indirectly direct the management and policies of the other of such Persons, and includes, without limitation: (a) in the case of a corporation or a trust, the ownership, either directly or indirectly through one or more Persons, of Equity Securities of such corporation or trust carrying more than 50% of the votes that may be cast to elect the directors or trustees of such corporation or trust, either under all circumstances or under some circumstances that have occurred and are continuing, (other than Equity Securities held as collateral for a bona fide debt where the holder thereof is not entitled to exercise the voting rights attached thereto unless a default has occurred), provided that such votes, if exercised, are sufficient to elect a majority of the directors or trustees of such corporation or trust; and (b) in the case of a general partnership or limited partnership, the power, through the ownership of Equity Securities, by contract or otherwise, to act as the managing partner appointed in respect of such general partnership or the general partner appointed in respect of such limited partnership, or to otherwise Control such managing partner or general partner, as applicable.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Commitment” means the Lender’s commitment to make Loans up to the Available Credit of the Credit Facility, as such commitment may be reduced from time to time in accordance with this Agreement.

“Credit Facility” has the meaning specified in Section 2.1.1.

“Credit Facility Amount” means the aggregate amount of the Credit Commitment which, as at the date hereof, is equal to $500,000,000.

“Currency Due” has the meaning specified in Section 2.18.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion in consultation with the Borrowers.

“Debtor Relief Laws” means Title 11 of the United States Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, readjustment, composition, liquidation, receivership, insolvency, reorganization, examination, or similar debtor relief or debt adjustment laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deconsolidated Net Worth” means, as of the time of any determination thereof, the following amount (determined without duplication): (a) the amount of all Common Equity and preferred equity of BBP and all capital securities that represent securities issued by one or more Obligors, in each case as shown on the most recent consolidated balance sheet of BBP prepared in accordance with GAAP, plus (b) the principal amount of all Subordinated Debt of the Obligors as at the date of such balance sheet, minus (c) to the extent included in (a), the amount reflected on such balance sheet in respect of minority or non-controlling interests owned by Persons other than in the Obligors, as adjusted pursuant to Section 5.9.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Discount Proceeds” means, for any B/A, an amount (rounded to the nearest whole cent, with one-half of one cent being rounded up) calculated on the applicable date of Borrowing by multiplying the face amount of the B/A by the quotient of (a) one divided by (b) the sum of one plus the product of (i) the Discount Rate (expressed as a decimal) applicable to such B/A, and (ii) a fraction, the numerator of which is the Contract Period of the B/A and the denominator of which is 365, with such quotient being rounded up or down to the nearest fifth decimal place, and with .000005 being rounded up.

“Discount Rate” means with respect to a B/A being purchased (or B/A Equivalent Loan being made) by the Lender on any day, the applicable CDOR Rate on such day.

“Distribution” means, with respect to any Person: (a) the retirement, redemption, retraction, purchase or other acquisition of any Equity Securities of such Person; (b) the declaration or payment of any dividend, return of capital or other distribution (in cash, securities or other property or otherwise) of, on or in respect of, any Equity Securities of such Person; (c) any other payment or distribution (in cash, securities or other property, or otherwise) of, on or in respect of any Equity Securities of such Person; or (d) any payment, prepayment or repayment on account of any Subordinated Debt (or any other debt that by its terms, is expressly subordinated to senior debt of the Borrowers) owing by such Person, including in respect of principal, interest, bonus, premium or otherwise.

“Dollars” and “$” refer to lawful money of the United States unless otherwise indicated.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(a)	a determination by the Lender that at least five currently outstanding Dollar denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in the notice to the Borrowers described in clause (b) below and are publicly available for review), and

(b)	the election by the Lender to trigger a fallback from the LIBOR Screen Rate and the provision by the Lender of written notice of such election to the Borrowers.

“Effective Date” means the date on which all of the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 9.2, as confirmed in a written notice from the Lender to the Borrowers.

“Environmental Laws” means all applicable federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, having the force of law and relating to the environment, health and safety, or health protection, including the preservation or reclamation of natural resources and the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material.

“Environmental Liability” means any liability, (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, Guarantor or Subsidiary, directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Securities” means, with respect to any Person, any and all shares, units, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including without limitation any interest in a partnership, limited partnership or other similar Person and any unit or beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means any of the following taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (a) taxes imposed on or measured by net income (however denominated), franchise or capital taxes, and branch profits taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding taxes of Bermuda, Canada or the United States imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or the Credit Facility pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or the Credit Facility or (ii) the Lender changes its lending office, except to the extent that, pursuant to Section 2.16, amounts with respect to such taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office; (c) taxes attributable to such Lender’s failure to comply with any of Section 2.16.5, 2.16.6, 2.16.7 or 2.16.8; and, (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds (Effective) Rate” means, for any period, a fluctuating rate of interest per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Financial Instrument Obligations” of any Person, means, with respect to any Person, obligations for transactions arising under:

(a)	any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by such Person where the subject matter of the same is interest rates or the price, value, or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(b)	any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by such Person where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time;

(c)	any agreement, whether financial or physical, for the purchase, sale, exchange, making or taking of any commodity (including natural gas, oil, electricity, coal, emission credits or other energy products), any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by such Person where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity in effect from time to time; and

(d)	any derivative transaction.

“Financing Documents” means this Agreement and the Borrowing Requests, together with any other document, instrument or agreement now or hereafter entered into pursuant to or in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Fiscal Quarter” means any fiscal quarter of BBP.

“Fiscal Year” means any fiscal year of BBP.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, the Lender, if it is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, the Lender, if it is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in Canada in effect from time to time which, for clarity, shall be determined with reference to IFRS as at the date hereof.

“Governmental Authority” means the Government of Canada or of the United States of America, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness, or (e) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, in each case primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness or other financial obligation against loss, provided Guarantees shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Guarantors” means BBP and BBUC Holdings Inc. and “Guarantor” means any of them.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, microorganism, ray, odour, radiation, energy, vector, plasma, constituent, material or any combination thereof which (a) is regulated or prohibited under any Environmental Law, or (b) is hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding LP” means Brookfield Business L.P., an exempted partnership formed under the laws of Bermuda.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as in effect from time to time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances made to such Person of any kind which are in the nature of indebtedness for borrowed money, (b) all obligations of such Person for borrowed money evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements other than leases which are accounted for under GAAP as operating leases relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) Capital Lease Obligations and sale and leaseback obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee which are the equivalent of letters of credit, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) the Financial Instrument Obligations of such Person. For greater certainty trade accounts do not constitute Indebtedness. For the purposes of determining the amount of “Indebtedness” outstanding under a Financial Instrument Obligation or Guarantee thereof, the amount of Indebtedness will equal the amount due or accruing due thereunder (after any netting of obligations as provided thereunder), determined by marking the same to market in accordance with its terms.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under this Agreement, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.3.2.

“Information” has the meaning specified in Section 3.4.2.

“Interest Payment Date” means, (a) in the case of any Loan other than a LIBOR Loan, the first Business Day of each month, and (b) in the case of a LIBOR Loan, the last day of each Interest Period relating to such LIBOR Loan, provided that if an Interest Period for any LIBOR Loan is of a duration exceeding three months, then “Interest Payment Date” shall also include each date which occurs at each three month interval during such Interest Period.

“Interest Period” means with respect to a LIBOR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter or such other periods thereafter as may from time to time be agreed to by the Borrower requesting such LIBOR Loan and the Lender; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any BBP Group Member: (a) any direct or indirect loan or advance by such BBP Group Member to any other Person; (b) any purchase or acquisition by such BBP Group Member of equity interests in or debt instruments or other securities issued by any other Person; (c) any acquisition of property by such BBP Group Member; and (d) any contribution of capital or other investment by such BBP Group Member to or in any other Person.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Judgment Currency” has the meaning specified in Section 2.18.

“Laws” means all applicable federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, and all policies, practices, directives and guidelines in each case of any Governmental Authority and having the force of law, but in the case of any policy, practice, directive or guideline not having the force of law, being a policy, practice, directive or guideline to which Persons customarily, and are expected by the relevant Governmental Authority to, comply and are nevertheless considered to be binding upon such Person or such Person’s property; and “Law” means any one or more of the foregoing.

“Lender” means BPEG US Inc., its successors and permitted assigns.

“LIBOR” means with respect to any LIBOR Loan denominated in Dollars for any Interest Period, the rate for Dollar borrowings appearing on the relevant LIBOR page on the Reuters Service at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, or any successor to such Service or if such Service is not available, any substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, in each case as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to such LIBOR Loan for such Interest Period shall be the rate at which Dollar deposits approximately equal to the amount of such LIBOR Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Canadian Reference Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if any such rate is below zero, LIBOR shall be deemed to be zero.

“LIBOR Borrowing” means a Borrowing comprised of one or more LIBOR Loans.

“LIBOR Loan” means a Loan denominated in Dollars which bears interest at a rate based upon LIBOR.

“LIBOR Screen Rate” means the rate for Dollar borrowings set forth in the definition of LIBOR itself.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance in the nature of a security interest, charge, security interest, in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease) which has the effect of creating a security interest relating to any asset.

“Limited Recourse Indebtedness” means Indebtedness of any Subsidiary that is or was incurred to finance a specific facility or portfolio of facilities or the acquisition of financial assets (each a “Financed Asset”), provided that such Indebtedness may be secured by liens on only (a) the property that constitutes the Financed Asset, (b) the income from and proceeds of the Financed Asset, (c) the Equity Securities in any Subsidiary that owns, directly or indirectly, an interest in the Financed Asset (a “Financed Subsidiary”), including any such Equity Securities that are owned by any Borrower or Subsidiary (if permitted by Section 6.1), (d) the contracts pertaining to such Financed Asset, and (e) other assets not directly or indirectly owned by any one or more of the Borrowers, the Guarantors or any Subsidiary.

“Loan” means any LIBOR Loan, Canadian Prime Loan or U.S. Base Rate Loan made by the Lender to a Borrower pursuant to this Agreement and any B/A accepted (or B/A Equivalent Loan made) by the Lender hereunder.

“Material Adverse Effect” means any event, development or circumstance which has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of BBP on a consolidated basis or (b) a material adverse effect on the ability of the Obligors to perform their obligations under this Agreement or any other Financing Document.

“Maturity Date” means June 30, 2022, unless the Agreement is automatically renewed under Section 2.11, in which case the Maturity Date shall be the date the Agreement is scheduled to terminate following any valid renewal.

“Money Laundering Laws” has the meaning specified in Section 3.15.

“Obligors” means, collectively, the Borrowers and the Guarantors, and “Obligor” means any of them.

“Obligations” means all present and future debts, liabilities and obligations of the Borrowers to the Lender under this Agreement and the other Financing Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation with respect to any Loan, and any interest and fees (including those that accrue after the commencing by or against a Borrower of any insolvency or similar proceeding).

“OFAC” has the meaning specified in Section 3.16.

“Original Closing Date” means June 20, 2016.

“Original Credit Agreement” has the meaning specified in Section 9.7.

“Other Connection Taxes” means taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or this Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such taxes that are Other Connection Taxes imposed with respect to an assignment of this Agreement.

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Patriot Act” means the US Patriot Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001), as amended and supplemented from time to time.

“Permitted Liens” means any of the following:

(a)	any encumbrance on property of any Person which exists at the time such Person is merged into, or amalgamated or consolidated with any Obligor in compliance with this Agreement, or any encumbrance on property that exists when such property is directly or indirectly acquired by any Obligor, which encumbrance does not extend to any other property or assets of the Obligor, other than an encumbrance incurred in contemplation of such merger, amalgamation, consolidation or acquisition;

(b)	any encumbrance or right of distress reserved in or exercisable under any lease for rent to which any Obligor is a party and for compliance with the terms of the lease;

(c)	any encumbrance reserved in or exercisable under any subdivision, site plan control, development, reciprocal, servicing, facility, facility cost sharing or similar agreement with a Governmental Authority currently existing or hereafter entered into with a Governmental Authority, which does not or in aggregate do not materially interfere with the use of the property for the purposes for which it is held or materially detract from the value thereof;

(d)	encumbrances respecting encroachments by facilities on neighbouring lands over any property owned by any Obligor which do not materially interfere with the use thereof for the purposes for which the property is held or materially detract from the value thereof;

(e)	permits, licenses, agreements, easements (including, without limitation, heritage easements and agreements relating thereto), restrictions, restrictive covenants, reciprocal rights, rights-of-way, public ways, rights in the nature of an easement and other similar rights in land granted to or reserved by other Persons (including, without in any way limiting the generality of the foregoing, permits, licenses, agreements, easements, rights-of-way, sidewalks, public ways, and rights in the nature of easements or servitudes for sewers, drains, steam, gas and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables); or

(f)	liens incurred in the ordinary course of business, other than in connection with the incurrence of Indebtedness, that do not individually or in the aggregate with all other Permitted Liens materially detract from the value of the properties encumbered or materially interfere with their use in the ordinary course of business.

“Person” includes any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, limited partnership, Governmental Authority or other entity.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the LIBOR Screen Rate, 11:00 a.m., London time, on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not a LIBOR Screen Rate, the time determined by the Lender in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m., New York City time, on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subordinated Debt” of any Obligor means unsecured Indebtedness in respect of which the holder thereof has entered into a subordination and postponement in favour of the Lender in form and substance acceptable to the Lender, which agreement provides that (a) the payment of principal of (and premium, if any) and interest on and all other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the Credit Facility at least to the extent that no payment of principal of (and premium, if any) or interest on or otherwise due in respect of such Indebtedness may be made for so long as there exists any Default or Event of Default hereunder, and (b) the holders of such Indebtedness may not take any enforcement action in respect of such Indebtedness until the Credit Facility have been repaid in full.

“subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, limited partnership, trust or other entity of which securities or other ownership interests representing more than 50% of the combined Voting Stock are owned, directly or indirectly, by such Person or by any one or more subsidiaries of such Person.

“Subsidiaries” means, collectively, the subsidiaries of the Obligors, and “Subsidiary” means any of them.

“Taxes” means all present and future taxes, charges, fees, levies, imposts, surtaxes, duties and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges of any nature, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums and including all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Financing Document or from the execution, delivery of enforcement of, or otherwise with respect to, any Financing Document, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Financing Documents, and the borrowing of Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is a U.S. Base Rate Loan, Canadian Prime Loan, LIBOR Loan, or B/A or a U.S. Base Rate Borrowing, Canadian Prime Borrowing, LIBOR Borrowing or B/A Borrowing, as the case may be.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Base Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by a commercial Canadian bank selected by the Lender and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on Dollar demand commercial loans in Canada, and (b) the sum of the Federal Funds (Effective) Rate plus 0.50% per annum.

“U.S. Base Rate Borrowing” means a Borrowing comprised of one or more U.S. Base Rate Loans.

“U.S. Base Rate Loan” means a Loan denominated in Dollars which bears interest at a rate based upon the U.S. Base Rate.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Dollar Amount” means at any time with respect to outstanding Loans under the Credit Facility, the aggregate of (a) the amount in Dollars of all Loans that are denominated in Dollars, and (b) the U.S. Dollar Equivalent at such time of all Loans that are denominated in Canadian Dollars.

“U.S. Dollar Equivalent” means, at the date of determination, the amount of Dollars that the Lender could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Exchange Rate on such date.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning given to that term in Section 2.16.6(b)(iii).

“Voting Stock” of any Person means the Equity Securities of such Person which ordinarily have voting power for the election of directors (or Persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, provided that in the case of a general partnership or limited partnership, “Voting Stock” means (i) in respect of a general partnership, the Equity Securities of each managing partner (if a managing general partner has been appointed) or each general partner (if a managing partner has not been appointed) of such general partnership, and (ii) in respect of a limited partnership, the Equity Securities of each general partner of such limited partnership, which Equity Securities, in each case, ordinarily have voting power for the election of directors (or Persons performing similar functions) of such managing partner(s) or general partner(s), as applicable, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Withholdings” has the meaning given to that term in Section 2.16.

1.2	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any statute or any Section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or Section as amended, restated or re-enacted from time to time; (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contractual rights.

1.3	Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event of a change of GAAP, the Borrowers and the Lender shall negotiate in good faith to revise (if appropriate) the financial covenant to reflect GAAP as then in effect, in which case all calculations thereafter made for the purpose of determining compliance with the financial covenant contained herein shall be made on a basis consistent with GAAP in existence as at the date of such revision.

1.4	Time

All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario, Canada. Time is of the essence of this Agreement and the other Financing Documents.

1.5	Currency

Unless otherwise stated herein all monetary amounts herein are expressed in Dollars.

1.6	Borrowers Jointly and Severally Liable

Each Borrower is jointly and severally liable for all obligations of the Borrowers under this Agreement, including the obligation to pay all amounts owing hereunder to the Lender on the Maturity Date.

1.7	Amount of Credit

Any reference herein to the amount of credit outstanding means, at any particular time:

(a)	in the case of a Canadian Prime Loan, the U.S. Dollar Equivalent of the principal amount thereof;

(b)	in the case of a B/A, the U.S. Dollar Equivalent of the face amount thereof; and

(c)	in the case of a LIBOR Loan or U.S. Base Rate Loan, the principal amount of such Loan.

1.8	Divisions

For all purposes of this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Securities at such time

1.9	Schedules

The following are the Schedules and Exhibits annexed hereto, incorporated by reference and deemed to be a part hereof:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of U.S. Tax Compliance Certificates

Article 2
THE CREDIT FACILITY

2.1	Establishment of Credit Facility

2.1.1	Subject to the terms and conditions set forth herein, the Lender establishes in favour of the Borrowers during the period commencing on the Original Closing Date and ending on the Maturity Date, an unsecured revolving acquisition credit facility (the “Credit Facility”) in the principal amount of $500,000,000. Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and re-borrow Loans under the Credit Facility.

2.1.2	Loans advanced under the Credit Facility are to be used by the Borrowers to fund Investments.

2.2	Loans and Borrowings

2.2.1	Each Borrowing under the Credit Facility will be comprised of U.S. Base Rate Loans or LIBOR Loans in Dollars or Canadian Prime Loans or Bankers Acceptances in Canadian Dollars, as any Borrower may request in accordance herewith.

2.2.2	Each Borrowing under the Credit Facility shall be in an aggregate amount that is not less than $1,000,000 in the case of Borrowings in Dollars and Cdn$1,000,000 in the case of Borrowings in Canadian Dollars.

2.3	Requests for Borrowings

2.3.1	To request a Borrowing under the Credit Facility, any Borrower shall notify the Lender of such request by written Borrowing Request substantially in the form of Exhibit A not later than 11:00 a.m., Toronto time, three (3) Business Days before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable. The Lender is entitled to rely upon and act upon any Borrowing Request given or purportedly given by any Borrower, and each Borrower hereby waives the right to dispute the authenticity and validity of any such transaction once the Lender has advanced funds, based on such Borrowing Request. Each Borrowing Request shall specify the following information:

(a)	the aggregate amount of the requested Borrowing;

(b)	the date of such Borrowing, which shall be a Business Day;

(c)	whether such Borrowing is to be a U.S. Base Rate Borrowing, a LIBOR Borrowing, a Canadian Prime Borrowing or a B/A Borrowing;

(d)	in the case of a LIBOR Borrowing, the initial Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(e)	in the case of a B/A Borrowing, the initial Contract Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Contract Period”; and

(f)	the location and number of the Borrower’s account to which funds are to be disbursed.

2.3.2	Each LIBOR Borrowing under the Credit Facility initially shall have the Interest Period specified in the applicable Borrowing Request. Thereafter, a Borrower must elect a new Interest Period therefor. A Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.3.2, a Borrower shall notify the Lender of such election by a Borrowing Request required under Section 2.3.1 as if the Borrower were requesting a Borrowing to be made on the effective date of such election. Each such Borrowing Request shall be irrevocable. In addition to the information specified in Section 2.3.1, each Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing. If no election is made pursuant to this Section 2.3.2 at the end of an Interest Period applicable to any LIBOR Loan, the applicable Borrower shall be deemed to have elected an Interest Period of one month for such LIBOR Loan for the immediately following Interest Period.

2.3.3	Each B/A Borrowing will be subject to Section 2.5.

2.4	Interest

2.4.1	The Loans under the Credit Facility comprising each U.S. Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the U.S. Base Rate plus the Applicable Margin from time to time in effect.

2.4.2	The Loans under the Credit Facility comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin from time to time in effect.

2.4.3	The Loans under the Credit Facility comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at LIBOR for the Interest Period in effect for such LIBOR Loans plus the Applicable Margin.

2.4.4	The Loans comprising each B/A Borrowing shall be subject to an Acceptance Fee payable as set forth in Section 2.5.6.

2.4.5	The applicable U.S. Base Rate, Canadian Prime Rate, LIBOR and Discount Rate shall be determined by the Lender, and such determination shall, absent manifest error, constitute prima facie evidence thereof.

2.4.6	Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Loans shall bear interest to the extent permitted by Applicable Law, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan. All other amounts owing under this Agreement shall bear interest at an interest rate equal to the one month LIBOR plus 4.75% per annum.

2.4.7	Accrued interest on each Loan (other than B/A Borrowings) shall be payable in arrears on each Interest Payment Date and upon termination of the Credit Commitment, and in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

2.4.8	All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.4.9	For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.4.10	If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by the Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)	first, by reducing the amount or rate of interest required to be paid to the Lender under Section 2.4; and

(b)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

2.5	Bankers’ Acceptances

2.5.1	Subject to the terms and conditions of this Agreement, any Borrower may request a Borrowing by presenting drafts for acceptance and purchase as B/As by the Lender. Notwithstanding any other provision of this Agreement, to the extent the Lender is unable to accept drafts, the Lender may make an advance to the Borrower in lieu of purchasing a draft that it would otherwise be required to purchase hereunder (a “B/A Equivalent Loan”). The principal amount of a B/A Equivalent Loan shall be equal to the face amount of the applicable draft that would otherwise be issued to the Lender in connection therewith, and the provisions of this Agreement shall apply to such B/A Equivalent Loan as if a draft had been issued to such Lender (including the payment by the Lender of Discount Proceeds as provided for in Section 2.5.6 at the time the draft would have been issued to such Lender). The Borrowers acknowledge that BPEG US Inc. cannot accept drafts and will be advancing B/A Equivalent Loans.

2.5.2	No Contract Period with respect to a B/A to be accepted and purchased under the Credit Facility shall extend beyond the Maturity Date.

2.5.3	To facilitate availment of B/A Borrowings (other than B/A Equivalent Loans), each Borrower hereby appoints the Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a B/A Borrowing), in handwriting or by facsimile or mechanical signature as and when deemed necessary by the Lender, blank forms of B/As in the form requested by the Lender. In this respect, it is the Borrowers’ responsibility to furnish the Lender with an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Borrower recognizes and agrees that all B/As signed and/or endorsed by the Lender on behalf of such Borrower shall bind such Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Borrower. The Lender is hereby authorized (in accordance with a Borrowing Request relating to a B/A Borrowing) to issue such B/As endorsed in blank in such face amounts as may be determined by the Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by the Lender. The Lender shall not be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or wilful misconduct of the Lender or its officers, employees, agents or representatives. The Lender shall maintain a record with respect to B/As (a) received by it in blank hereunder, (b) voided by it for any reason, (c) accepted or accepted and purchased by it hereunder, and (d) cancelled at their respective maturities. On request by or on behalf of any Borrower, the Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of such Borrower and which are held by the Lender and are not required to be issued in accordance with such Borrower’s irrevocable notice.

2.5.4	Drafts of a Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.5. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for the Lender or a Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on a Borrower who requested such B/A.

2.5.5	In the case of B/A Borrowings, the face amount of each B/A to be accepted by the Lender shall be in a minimum aggregate amount of Cdn$500,000 and shall be a whole multiple of Cdn$50,000.

2.5.6	Upon acceptance of a B/A by the Lender, the Lender unless otherwise requested by a Borrower, shall purchase, or arrange for the purchase of, each B/A from the Borrower at the Discount Rate and shall pay the Discount Proceeds to the Borrower in respect thereof. An Acceptance Fee shall be payable by the Borrower to the Lender in respect of each B/A accepted by the Lender and such Acceptance Fee shall either be set off against the Discount Proceeds payable by the Lender under this Section 2.5.6 or paid to the Lender at the time of acceptance of such B/A by the Lender in the event that the Borrower does not request the Lender to purchase the accepted B/As.

2.5.7	The Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

2.5.8	With respect to each B/A Borrowing, at or before 10:00 a.m. one Business Day before the last day of the Contract Period of such B/As, the Borrower that requested the B/A shall notify the Lender by irrevocable written notice, followed by a notice of rollover on the same day, if the Borrower intends to issue B/As on such last day of the Contract Period to provide for the payment of such maturing B/As. If the Borrower fails to so notify the Lender of its intention to issue B/As on such last day of the Contract Period, the Borrower shall provide payment to the Lender of an amount equal to the aggregate face amount of such B/As on the last day of the Contract Period of such B/As. If the Borrower fails to make such payment, such maturing B/As shall be deemed to have been converted on the last day of the Contract Period into a Canadian Prime Loan in an amount equal to the face amount of such B/As and the Borrower shall be deemed to have irrevocably requested such conversion without the execution of a Borrowing Request.

2.5.9	The Borrowers waive presentment for payment and any other defence to payment of any amounts due to the Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by the Lender in its own right, and the Borrowers agree not to claim any days of grace if the Lender, as holder, sues the Borrowers on the B/A for payment of the amount payable by the Borrowers thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower who requested such B/A shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A and, after such payment, the Borrowers shall have no further liability in respect of such B/A and the Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

2.5.10	If any Event of Default shall occur and be continuing, the Borrowers shall deposit in an interest bearing account with the Lender, in the name of the Lender, an amount in cash equal to the face amount of all B/As then outstanding. Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The deposit shall bear interest at the rate customarily offered by the Lender for deposits in similar circumstances and interest earned on the deposit or on the investment of such deposit, if mutually agreed, which investments shall be made at the Borrowers’ risk and expense shall accumulate in such account. Moneys in such account shall be applied by the Lender to reimburse the Lender for payments made under B/As for which it has not been reimbursed and, to the extent not so applied, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

2.6	Evidence of Debt

2.6.1	The Lender shall maintain an account or accounts evidencing the Indebtedness of the Borrowers to the Lender resulting from each Loan made by the Lender hereunder, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

2.6.2	The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the relevant Interest Periods or Contract Periods applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder, and (iii) the amount of any sum received by the Lender hereunder.

2.6.3	The entries made in the accounts maintained pursuant to Sections 2.6.1 and 2.6.2 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and all other amounts payable in connection therewith, including interest and fees, in accordance with the terms of this Agreement.

2.7	Termination and Reduction of Credit Commitment

2.7.1	Unless previously terminated, the commitment of the Lender with respect to the Credit Facility will terminate on the Maturity Date and the Borrowers must repay all amounts outstanding under the Credit Facility together with all interest and fees payable hereunder on the Maturity Date.

2.7.2	Any Borrower may, upon three Business Days prior written notice to the Lender, permanently cancel any unused portion of the Credit Facility without penalty. Any cancellation shall be in a minimum amount of $1,000,000.

2.7.3	Each notice delivered by a Borrower pursuant to Section 2.7.2 shall be irrevocable.

2.8	Repayment of Loans

Each Borrower hereby unconditionally jointly and severally promises to pay to the Lender the then unpaid principal amount of each Loan on the Maturity Date (or such earlier date that the Loans have been accelerated pursuant to the last paragraph of Section 7.1) together with all interest accrued thereon and other amounts outstanding under this Agreement.

2.9	Mandatory Repayments

If at any time the Lender determines that the U.S. Dollar Amount outstanding under the Credit Facility exceeds the Credit Facility Amount, then upon written notice from the Lender to such effect, the Borrowers will, within 24 hours, make a prepayment of the Credit Facility in an amount equal to such excess.

2.10	Voluntary Prepayments and Cancellation

Any Borrower may, from time to time at its option, prepay any Loan without premium or penalty or permanently reduce the Available Credit of the Credit Facility, provided that:

(a)	any prepayment is in an amount equal to a minimum of $100,000 depending upon the currency of repayment and any reduction is in a minimum amount of $100,000;

(b)	the Borrower pays concurrently with any such prepayment all interest accrued on the amount prepaid together with breakage costs, if any, incurred by the Lender as a result of any such prepayment;

(c)	the Lender receives written notice of such prepayment, at least three Business Days prior to the date of such prepayment and specifying the amount and date of such prepayment. Any such notice shall be irrevocable and the Borrowers shall be bound to prepay in accordance with such notice;

(d)	in the event that the notice provided to the Lender in accordance with (c) above, indicates that the prepaid amount is to permanently prepay the Credit Facility pursuant to this Section 2.10, then the amount prepaid may not be re-borrowed thereunder (otherwise, the Borrowers will retain the right to re-borrow amounts prepaid in accordance with the terms and conditions of this Agreement); and

(e)	outstanding B/As may not be prepaid but may be defeased by any Borrower cash collateralizing the face amounts of such B/As, in respect of which the provisions of Section 2.5.10 shall apply on a mutatis mutandis basis (provided that in the case of B/A Equivalent Loans, the Lender at its option may accept prepayment in cash of the face amount of such B/A Equivalent Loan in lieu of accepting cash collateral).

2.11	Automatic Renewal of Maturity Date

This Agreement shall automatically renew for consecutive one (1) year terms on June 30, 2022 and June 30, 2023, unless the Lender provides the Borrowers with 10 Business Days’ written notice prior to the relevant renewal date of its intention to terminate this Agreement.

2.12	Alternate Rate of Interest

If prior to the commencement of any Interest Period for a LIBOR Borrowing or any Contract Period for any B/A Borrowing:

(a)	the Lender determines that adequate and reasonable means do not exist for ascertaining LIBOR or the CDOR Rate for such Interest Period or Contract Period; or

(b)	the Lender determines that LIBOR or the CDOR Rate for such Interest Period or Contract Period will not adequately and fairly reflect the cost to the Lender of making or maintaining LIBOR Loans or B/As (or B/A Equivalent Loans) included in such Borrowing for such Interest Period or Contract Period;

then the Lender shall give notice thereof to the Borrowers by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the continuation of any Borrowing as a LIBOR Borrowing or B/A Borrowing shall be deemed to request conversion to a U.S. Base Rate Borrowing or a Canadian Prime Borrowing (as applicable), and (ii) any Borrowing Request that requests a LIBOR Borrowing or B/A Borrowing shall be made as a U.S. Base Rate Borrowing or a Canadian Prime Borrowing (as applicable).

2.13	LIBOR Discontinuation

2.13.1	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the tenth (10th) Business Day after the date on which notice of such Benchmark Replacement is provided to the Borrowers without any amendment to this Agreement or any other Financing Document, or further action or consent of the Borrowers, so long as the Lender has not received, by such time, written notice of objection to such Benchmark Replacement from any Borrower.

2.13.2	Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective in accordance with the definition of “Benchmark Replacement Conforming Changes”.

2.13.3	Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrowers of (a) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes, (d) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13.4 below and (e) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section, as applicable, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section.

2.13.4	Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.13.5	Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, a Borrower may revoke any request for a Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to U.S. Base Rate Loans.

2.14	Increased Costs; Illegality

2.14.1	If any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit, additional capital, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or any of its lenders; or

(b)	impose on the Lender or any of its lenders or the London interbank market any other condition affecting this Agreement or any cost or charge directly or indirectly incurred by the Lender in connection with a Loan hereunder (including the imposition on the Lender or any of its lenders of, or any change to, any Tax other than an Excluded Tax or other charge with respect to its or their LIBOR Loans or B/As (or B/A Equivalent Loans) or participation therein, or its obligation to make LIBOR Loans or B/As (or B/A Equivalent Loans));

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to the Lender, such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

2.14.2	If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender would have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to return on capital) prior to the occurrence of such Change in Law, then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for any such reduction suffered.

2.14.3	A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in Sections 2.14.1 or 2.14.2 shall be delivered to the Borrowers, and any such certificate shall include a brief description of the Change in Law and a calculation of the amount or amounts necessary to compensate the Lender and shall, absent manifest error, be prima facie evidence of the amount of such compensation. In preparing any such certificate, the Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.14.4	Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be obligated to pay any such amount demanded by the Lender which is attributable to periods prior to the date which is 90days preceding the date of such demand.

2.14.5	In the event that the Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, constitute prima facie evidence thereof) at any time that the making or continuance of any LIBOR Loan has become unlawful or materially restricted as a result of compliance by the Lender in good faith with any applicable Law, then, in any such event, the Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrowers of such determination. Upon the giving of the notice to the Borrowers referred to in this Section 2.14.5, the Borrowers’ right to request (by continuation or otherwise), and the Lender’s obligation to make, LIBOR Loans shall be immediately suspended, and thereafter any requested Borrowing of LIBOR Loans shall be deemed to be a request for a U.S. Base Rate Loan and if the affected LIBOR Loans are then outstanding, the Borrowers shall immediately, or if permitted by applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Lender, convert each such affected LIBOR Loan into a U.S. Base Rate Loan.

2.15	Breakage Costs

In the event of (a) the failure by a Borrower to borrow, convert or continue any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, or (b) the payment or conversion of any principal of any LIBOR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default or prepayment), then, in any such event, the Borrowers shall compensate the Lender for the loss, cost and expense attributable to such event.

In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at LIBOR plus the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period and the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrowers and shall, absent manifest error, constitute prima facie evidence thereof. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.16	Withholding Tax Indemnity

Any and all payments required to be made by or on behalf of the Borrowers under this Agreement will be made free and clear of, and without deduction or withholding for, or on account of, any present or future taxes or similar charges (collectively, the “Withholdings”) unless such Withholdings are required to be made under applicable law. If a Borrower is so required to deduct or withhold any Withholdings from any amount payable to the Lender and if such Withholdings are Indemnified Taxes:

2.16.1	The amount payable to the Lender will be increased as may be necessary so that, after making all required Withholdings, the Lender receives an amount equal to the amount that it would have received had no such Withholdings been withheld or deducted.

2.16.2	The applicable Borrower will remit the Withholdings to the appropriate taxation authority following its deduction or withholding prior to the date on which penalties attach thereto.

2.16.3	Within 30 days after such Withholdings have been remitted, the applicable Borrower will deliver to the Lender evidence satisfactory to the Lender, acting reasonably, that the taxes or charges in respect of which such deduction or withholding was made have been remitted to the appropriate taxation authority.

2.16.4	The Borrowers will indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant taxation authority. A certificate as to the amount of such payment or liability (setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrowers by the Lender will be conclusive absent manifest error.

2.16.5	If Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement, it shall deliver to the applicable Borrower, at the time or times reasonably requested in writing by such Borrower, such properly completed and executed documentation so requested as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested in writing by any Borrower, shall deliver such other documentation prescribed by applicable law or so requested by such Borrower as will enable such Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16.6 and 2.16.7 below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

2.16.6	Without limiting the generality of Section 2.16.5, in the event that any Borrower is a U.S. Borrower:

(a)	if the Lender is a U.S. Person it shall deliver to such Borrower on or prior to the date on which the Lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of such Borrower), executed originals of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(b)	if the Lender is a Foreign Lender it shall, to the extent it is legally entitled to do so, deliver to such Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of such Borrower), whichever of the following is applicable:

(i)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Appendix E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of BBP within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-1 or Exhibit C-2, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Appendix E-4 on behalf of each such direct and indirect partner.

Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower (in such number of copies as shall be requested) on or prior to the date on which such Foreign Lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of such Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower to determine the withholding or deduction required to be made.

2.16.7	If a payment made to the Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), the Lender shall deliver to such Borrower at the time or times prescribed by law and at such time or times reasonably requested by such Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by such Borrower as may be necessary for such Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.16.8	The Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower in writing of its legal inability to do so.

2.16.9	If, following the imposition of any Indemnified Taxes on any payment by the applicable Borrower to the Lender in respect of which such Borrower is required to make an additional payment pursuant to this Section 2.16, the Lender receives or is granted a credit against or remission for or deduction from or in respect of any taxes or charges paid by it or obtains any other relief which, in the Lender’s opinion, is both reasonably identifiable and quantifiable by it without imposing an unacceptable administrative burden on it (any of the foregoing being a “saving”), the Lender will reimburse such Borrower with such amount as the Lender will have concluded, in its absolute discretion but in good faith, to be the amount or value of the relevant saving but only to the extent of indemnity payments made or additional amounts paid, by such Borrower under this Section 2.16 with respect to Withholdings giving rise to such refund or reduction, net of all out-of-pocket expenses of the Lender and without interest (other than any net after-tax interest paid by the relevant Governmental Authority with respect to such refund). Nothing herein contained will interfere with the right of the Lender to arrange its affairs in whatever manner it thinks fit and, in particular, the Lender will not be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, relief, credits or deductions available to it or to disclose details of its affairs. The Lender will notify the applicable Borrower promptly of the receipt by the Lender of any such saving and of the Lender’s opinion as to the amount or value thereof, and any reimbursement to be made by the Lender will be made promptly on the date of receipt of such saving by the Lender or, if later, on the last date on which the applicable taxation authority would be able in accordance with applicable law to reclaim or reduce such saving. The applicable Borrower, upon the request of the Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender if the Lender is required to repay such refund or reduction to such Governmental Authority. This will not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

2.17	Payments Generally

The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, amounts payable under any of Sections 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Borrowers shall make payments to the Lender in accordance with instructions provided by the Lender to the Borrowers.

2.18	Currency Indemnity

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Financing Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any other Financing Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, the Borrowers will, on the date of receipt by the Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lender on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Lender is the amount then due under this Agreement or such other Financing Document in the Currency Due. If the amount of the Currency Due which the Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrowers shall indemnify and save the Lender harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Financing Document or under any judgment or order.

2.19	Addition of Borrowers

BBP may elect from time to time to designate another Subsidiary as a Borrower hereunder subject to delivering to the Lender a signed accession agreement in the form required by the Lender and from and after the date of such designation, such Subsidiary shall for all purposes be a “Borrower” and “Obligor” hereunder.

Article 3
REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor represents and warrants to the Lender that:

3.1	Organization; Powers

It is organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority and holds all requisite licences, permits, approvals and qualifications necessary to carry on its business as presently conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except to the extent that the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2	Authorization; Enforceability

The Transactions are within its corporate power and have been authorized by all necessary corporate and other action. This Agreement and the other Financing Documents have been executed and delivered by it and constitute legal, valid and binding obligations of it, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3	Governmental Approvals; No Conflicts

The Transactions, except for matters that, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) do not violate any applicable Law or the constating or organizational documents of any Obligor or any order of any Governmental Authority, (c) do not violate in any material way or result in a default under any indenture, agreement or other instrument binding upon any Obligor or any of its assets, or give rise to a right thereunder to require any payment to be made by an Obligor, and (d) do not result in the creation or imposition of any Lien on any asset of an Obligor.

3.4	Financial Information

3.4.1	The consolidated financial statements of BBP furnished by the Borrowers to the Lender pursuant hereto have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial condition of BBP and its consolidated subsidiaries covered thereby as at the dates thereof, and the results of their operations for the periods then ended subject, in the case of unaudited financials, to customary year-end audit adjustments and the absence of any footnotes in the case of statements for any Fiscal Quarter.

3.4.2	All written information (including that disclosed in all financial statements) pertaining to BBP (other than projections) (the “Information”) that has been made available to the Lender by the Borrowers or any authorized representative of the Borrowers, taken as a whole, was, when furnished, complete and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

3.5	Litigation

There are no actions, suits or proceedings pending or, to any Obligor’s actual knowledge, threatened against or affecting any BBP Group Member or any of their assets that would, if determined adversely, affect the legality or enforceability of any Financing Document or would reasonably be expected to have a Material Adverse Effect.

3.6	Compliance with Laws and Agreements

Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the BBP Group Members are in compliance with all Laws applicable to them or their property (including all labour laws) and all indentures, agreements and other instruments binding upon them or their property (including all labour contracts). Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the BBP Group Members have not violated or failed to obtain any Authorization necessary to the ownership of their property or assets or the conduct of their businesses.

3.7	Taxes

The BBP Group Members have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid (including all instalments with respect to the current period) and have made adequate provision for Taxes for the current period, except Taxes (a) that are immaterial to BBP on a consolidated basis or that are being contested in good faith by appropriate proceedings and for which BBP, on a consolidated basis, has set aside on its books adequate reserves, or (b) which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

3.8	Ownership of Property

The BBP Group Members own or have valid rights to the extent required for the operation of their businesses, in all real and personal property that is material to the operation of their businesses, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.9	Pension Plans

All material obligations of the BBP Group Members (including fiduciary, funding, investment and administration obligations) required to be performed in connection with its or their pension and benefit plans and the funding agreements therefor have been performed on a timely basis and there are no unfunded or undisclosed liabilities thereunder, except to the extent that the same individually or in aggregate would not reasonably be expected to have a Material Adverse Effect.

3.10	No Order or Judgments

There are no orders, judgments, award or decrees outstanding against any BBP Group Member, or affecting their assets, that would reasonably be expected to have a Material Adverse Effect.

3.11	No Material Adverse Effect

Since the date of BBP’s most recent financial statements, there has been no change in the consolidated financial position or the consolidated results of the operations of BBP that would reasonably be expected to have a Material Adverse Effect.

3.12	Defaults

No Default has occurred and is continuing.

3.13	Environmental Matters

3.13.1	Environmental Laws, etc.Neither the property of the BBP Group Members nor their operations conducted thereon violate any applicable order of any Governmental Authority made pursuant to Environmental Laws, where such violation would reasonably be expected to result in remedial obligations having a Material Adverse Effect.

3.13.2	Notices, Permits, etc.All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed pursuant to Environmental Law by the BBP Group Members in connection with the operation or use of any and all of their property, including but not limited to treatment, transportation, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licences or similar authorizations would not reasonably be expected to have a Material Adverse Effect, or which would not reasonably be expected to result in remedial obligations having a Material Adverse Effect.

3.13.3	Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the BBP Group Members have been treated, transported, stored and disposed of only in accordance with Environmental Law, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.13.4	Hazardous Materials Disposal. No Hazardous Materials have been disposed of or otherwise released on or to any real property of the BBP Group Members other than in compliance with Environmental Laws, except for any such disposal or release that would not reasonably be expected to have a Material Adverse Effect.

3.13.5	No Contingent Liability. The BBP Group Members have no material contingent liability in connection with any release or threatened release of any Hazardous Materials into the environment other than such contingent liabilities at any one time and from time to time which would reasonably be expected to not exceed applicable insurance coverage, or for which adequate reserves for the payment thereof as required by GAAP have been provided, except for any such contingent liabilities which, in the aggregate, would not reasonably be expected to result in remedial obligations having a Material Adverse Effect.

3.14	Fiscal Year

As of the date of this Agreement, the Fiscal Year of BBP ends on December 31 of each calendar year, and BBP’s Fiscal Quarters end on the last day of each of March, June, September and December of each calendar year.

3.15	Money Laundering Laws

The operations of the Obligors are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the other applicable money laundering Laws to which they are subject, including the rules and regulations thereunder (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body involving any of them with respect to the Money Laundering Laws is pending, except as disclosed in writing to the Lender or as would not have a Material Adverse Effect.

3.16	Office of Foreign Assets Control

None of the Obligors and none of their respective directors, officers, Subsidiaries, or, to their knowledge, employees is (i) a person included in the Specially Designated Nationals and Blocked Persons Lists (the “OFAC Lists”), as published from time to time by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or (ii) currently subject to any U.S. economic sanctions administered by OFAC.

3.17	Survival of Representations and Warranties

The representations and warranties set out in this Article 3 and in any certificate, notice, delivered pursuant to this Agreement will survive the execution and delivery of this Agreement notwithstanding any investigation or examination that may be made by the Lender.

3.18	Deemed Repetition

The above representations and warranties of the Borrowers contained in this Article 3 shall be deemed to be repeated on the date of the delivery of each Borrowing Request, each conversion or rollover of a Borrowing, and of each Compliance Certificate delivered pursuant to Section 5.1(c) as if made on each such date unless such representations and warranties expressly refer to a different date.

Article 4
CONDITIONS PRECEDENT

4.1	Effective Date

The obligations of the Lender to make Loans hereunder shall not become effective until the date on which the Lender confirms to the Borrowers that each of the following conditions is satisfied (or waived by the Lender in accordance with Section 9.2), which, for clarity, were satisfied on the Original Closing Date (other than those noted in Section 4.1.1 and an officer’s certificate confirming that items in Sections 4.1.2(a) and 4.1.2(b) delivered on the Original Closing Date apply to this Agreement and have not been amended since the date thereof, except as otherwise noted):

4.1.1	Credit Agreement. The Lender shall have received from the Obligors either (a) one or more counterparts of this Agreement signed on behalf of the Obligors, or (b) written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that the Obligors have signed a counterpart of this Agreement.

4.1.2	Corporate Certificates. The Lender shall have received:

(a)	certified copies of the resolutions of the directors and/or members of the Obligors, which certificate will be dated as of the Effective Date, and approving, as appropriate, this Agreement and evidencing the authorization with respect thereto;

(b)	a certificate of a senior officer of each Obligor, dated as of the Effective Date, and certifying (A) the name, title and true signature of each officer of such Obligor authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1 and Borrowing Requests, and (B) that attached thereto is a true and complete copy of the constating or organizational documents of such Obligor as amended to date; and

(c)	a Compliance Certificate dated as of the Original Closing Date or such earlier date acceptable to the Lender.

4.1.3	Legal Opinions. The Lender shall have received favourable written opinions (addressed to the Lender and its counsel and dated the Effective Date) of counsel to the Obligors covering such matters relating to the Obligors and this Agreement as the Lender shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinions upon which counsel has relied).

4.1.4	Expenses. The Lender shall have received payment of all reasonable legal fees and reasonable other out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Financing Document.

4.1.5	Subordination. The Lender shall have received any subordination and postponement agreement required for any applicable Subordinated Debt.

4.1.6	Other Documentation. The Lender shall have received such other legal opinions, documents and instruments as are both customary for transactions of this type and as it may reasonably request.

4.2	Each Borrowing

The obligation of the Lender to make a Loan on the occasion of any Borrowing (including on the occasion of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions: it being understood that the conditions are included for the exclusive benefit of the Lender and may be waived in writing in whole or in part by the Lender at any time:

(a)	the representations and warranties of the Obligors set forth in this Agreement shall be true and correct on and as of the date of each such Borrowing, as if made on such date unless such representations and warranties expressly refer to a different date;

(b)	at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing; and

(c)	the Lender shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.

Article 5
AFFIRMATIVE COVENANTS

From (and including) the Original Closing Date until the Credit Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Obligors covenant and agree with the Lender that:

5.1	Financial Statements and Other Information

The Borrowers will furnish or cause to be furnished to the Lender:

(a)	as soon as available and in any event within 120 days after the end of each Fiscal Year of BBP, BBP’s audited consolidated balance sheet and related statements of income, retained earnings and changes in cash flow as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent auditors of recognized national standing without any qualification and to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of BBP on a consolidated basis in accordance with GAAP consistently applied;

(b)	as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of BBP, its unaudited consolidated balance sheet and related statements of income, retained earnings and changes in cash flow as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a senior officer of BBP as presenting fairly in all material respects the financial condition and results of operations of BBP on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)	concurrently with the financial statements required pursuant to Sections (a) and (b) above, a Compliance Certificate, signed by a senior officer of a Borrower, on behalf of all of the Borrowers, and containing or accompanied by such financial or other details, information and material as the Lender may reasonably request to evidence compliance with the financial covenant contained in Section 5.9;

(d)	forthwith after a senior officer of a Borrower learns of the existence of a Default or Event of Default, the certificate of such Borrower, signed by a senior officer, specifying the event which constitutes a Default or Event of Default, together with a statement of the steps being taken to cure such Default or Event of Default;

(e)	forthwith upon receipt thereof, notice to the Lender of any action, suit or proceeding affecting any Borrower or BBP or BBP Holding LP that would, if determined adversely, reasonably be expected to have a Material Adverse Effect and will, from time to time, furnish the Lender with such information reasonably required by the Lender with respect to the status of any such action, suit or proceeding; and

(f)	such other information as the Lender may from time to time reasonably request.

5.2	Existence; Conduct of Business

The Obligors will maintain their existence in good standing and conduct their businesses in a prudent manner.

5.3	Timely Payment

The Borrowers will make due and timely payment, as provided for herein, of the principal of all Loans, all interest thereon and all fees and other amounts required to be paid hereunder.

5.4	Books and Records

The Obligors will at all times keep true and complete financial books and records and accounts in accordance with, to the extent applicable, GAAP.

5.5	Compliance with Laws

5.5.1	The Obligors will, and will cause the Subsidiaries to, comply with all Laws applicable to them or their property, except where the occurrence of such non-compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.5.2	The Obligors will not directly or indirectly (i) lend or contribute by way of equity the proceeds of the Loans to any Person on the OFAC Lists at the time of such loan or contribution or any Person that is known to the Obligors as being owned or controlled by a Person on the OFAC Lists at such time, or (ii) knowingly use or otherwise knowingly make available the proceeds of the Loans to any Subsidiary, joint venture partner or other Person in violation of any of the U.S. economic sanctions administered by OFAC.

5.6	Insurance

The Obligors will, and will cause the Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance and, to the extent available at commercially reasonable rates, flood insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses, except where the occurrence of such non-compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.7	Operation of Business

The Obligors will, and will cause the Subsidiaries to, maintain all necessary licences, approvals and permits and manage and operate their businesses (i) in accordance with their customary practice in all material respects, and (ii) in compliance in all material respects with all applicable Laws from time to time constituted with respect to the regulation, ownership, management and operation of such businesses, except where a failure to so maintain, manage and operate would not reasonably be expected to result in a Material Adverse Effect.

5.8	Maintenance of Assets

The Obligors will cause their properties and the properties of the Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in their judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing will prevent or restrict the sale, abandonment or other disposition of any of such properties or any failure to take any of the foregoing actions where such action or failure would not reasonably be expected to result in a Material Adverse Effect.

5.9	Financial Covenant

BBP will maintain a Deconsolidated Net Worth in an amount equal to or greater than $1,000,000,000, provided that BBP will be entitled to make such adjustments to its Deconsolidated Net Worth as are necessary so that BBP’s consolidated Common Equity and preferred equity in any Person is not less than zero. The Borrowers agree that the Compliance Certificates delivered pursuant to Section 5.1(c) will include details of all such adjustments to the Deconsolidated Net Worth.

5.10	Payment of Taxes

The Obligors and the Subsidiaries will, on or before the date for payment thereof, pay all Taxes imposed upon them or upon their assets, the non-payment of which would reasonably be expected to result in a Material Adverse Effect, except any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are maintained in accordance with generally accepted accounting principles.

5.11	Use of Proceeds

The Borrowers shall use Loans obtained under the Credit Facility only for the purposes set out in Section 2.1.2 of this Agreement.

5.12	Pensions

The Obligors will pay, when due, all payments required to be made in respect of any pension plan covering their employees and will perform all obligations required to maintain each such pension plan in good standing and fully funded, but only, in each case, if to do otherwise would cause or would be reasonably likely to cause them to have a liability that is material to the Obligors when considered as a whole.

Article 6
NEGATIVE COVENANTS

From (and including) the Original Closing Date until the Credit Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Obligors covenant and agree with the Lender that:

6.1	Liens

None of the Obligors will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it on a non-consolidated basis, except for:

(a)	Permitted Liens;

(b)	Liens on assets to secure Indebtedness up to an aggregate amount outstanding at any time of $50,000,000;

(c)	Liens to secure Indebtedness in excess of the amount referred to in (b); provided that the Lender is secured equally and rateably with such Indebtedness and all other Indebtedness which is required to be secured equally and rateably; and

(d)	Cash collateral in an aggregate amount of up to $50,000,000 to secure Financial Instrument Obligations.

The Lender agrees to release the security obtained hereunder to the extent that such security was obtained as a result of an Obligor granting third party security and such third party security (and all other security provided for other Indebtedness that was required to be secured equally and rateably) is released; provided that at such time, there is no outstanding Default hereunder.

6.2	Fundamental Changes

None of the Obligors (in each case, a “Predecessor”) will enter into any transaction whereby all or substantially all of its assets would become the property of any other Person (a “Successor”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise, unless:

6.2.1	no Default or Event of Default will have occurred and remain outstanding and such transaction will not result in the occurrence of any Default or Event of Default;

6.2.2	prior to or contemporaneously with the consummation of such transaction the Predecessor and/or the Successor have executed such instruments and delivered such legal opinions acceptable to the Lender acting reasonably and done such things as are necessary or advisable to establish that upon the consummation of such transaction;

(a)	the Successor will have assumed all the covenants and obligations of the Predecessor under this Agreement; and

(b)	this Agreement will be a valid and binding obligation of the Successor entitling the Lender, as against the Successor, to exercise all its rights under its Agreement

(whereupon such Successor will become a Borrower or Guarantor hereunder (as applicable), entitled to exercise every right and power of the Predecessor hereunder with the same effect as if such Successor had been named as a Borrower or Guarantor hereunder (as applicable), whereupon the Predecessor will be released from all of its covenants and the Obligations); and

6.2.3	the Lender, having received such information relating to such proposed transaction as the Lender may have reasonably requested, has confirmed in writing that such Successor is acceptable to the Lender, acting reasonably.

6.3	Financial Instrument Obligations

The Obligors will not enter into any Financial Instrument Obligations other than in the ordinary course of their businesses.

6.4	Limitation on Distributions

BBP and Holding LP will not declare or make any Distributions during the occurrence and continuance of an Event of Default provided, that if a Distribution has been declared in accordance with this Agreement and a Default (other than a payment Default or a Default under Section 5.9, Section 6.1 or Section 6.2) subsequently occurs, BBP and Holding LP shall be entitled to pay such Distribution as declared so long as at the time of such payment such Default has not become an Event of Default and no other Event of Default has then occurred and is continuing.

6.5	Acquisitions

The Obligors will not use the proceeds of any Loan to fund all or any part of the purchase price of any acquisition of all or any part of the business of another Person, including any line of business or division and/or the assets comprised therein, in a single transaction or series of transactions, related or not, whether by acquisition of assets or Equity Securities of such Person or by way of amalgamation, arrangement, merger or other business combination, unless, at the time of making such acquisition and after giving pro forma effect thereto, no Default shall have occurred and be continuing.

Article 7
EVENTS OF DEFAULT

7.1	Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)	any Borrower shall fail to pay the principal of any Loan when due and payable, including on the Maturity Date;

(b)	any Borrower shall fail to pay interest or any other amount owing hereunder when due hereunder and such failure shall continue unremedied for a period of three Business Days after written notice thereof from the Lender;

(c)	any representation or warranty made or deemed made by or on behalf of any Obligor hereunder or in any Financing Document, Compliance Certificate or Borrowing Request, shall prove to have been incorrect in any material respect when made or deemed to be made; provided that if such incorrect representation or warranty can reasonably be expected to be cured within 15 Business Days, such incorrect representation or warranty is not remedied within 15 Business Days after notice thereof from the Lender to the Obligors;

(d)	any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(d);

(e)	any failure by BBP to comply with the financial covenant in Section 5.9 and such failure remains unremedied for five Business Days after a senior officer of a BBP becomes aware of such failure;

(f)	any Obligor shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement or any other Financing Document, and such failure shall continue unremedied for a period of 20 Business Days after the earlier of a senior officer of an Obligor becoming aware of such failure or written notice thereof from the Lender;

(g)	any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article 7, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Obligor, as the case may be, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(h)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)	any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 7.1(g) or Section 7.1(h) and, if the event is equivalent to the event referred to in Section 7.1(h) (subject to the same provisos), the 60 day grace period will apply as set out in Section 7.1(h);

(j)	one or more judgments for the payment of borrowed money in a cumulative amount in excess of $125,000,000 (or the equivalent thereof in any other currency) is rendered against an Obligor and the relevant party has not (y) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (z) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment continues to be stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings or similar process are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(k)	any property of an Obligor having a fair market value in excess of $125,000,000 (or the equivalent thereof in any other currency) is seized (including by way of execution, attachment, garnishment, levy or distraint) or any Lien thereon securing Indebtedness is enforced against such property, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of such property, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property, and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 30 days or such longer period during which entitlement to the use of such property continues with the affected party, and the affected party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of the affected party, or is sold, in the interim, such grace period will cease to apply; provided that this provision only applies if the property in question is property, the loss of which could reasonably be expected to have a Material Adverse Effect;

(l)	this Agreement or any other Financing Document, at any time for any reason, terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of the Obligors, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Obligor, or any Obligor denies that it has any or any further liability or obligation hereunder or thereunder, or any action or proceeding is commenced to enjoin or restrain the performance or observance by the Obligors of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof;

(m)	any event or condition occurs that results in any indebtedness for borrowed money (other than indebtedness owing hereunder) of any Obligor in a principal amount exceeding $125,000,000 (or the equivalent thereof in any other currency) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holders of such indebtedness for borrowed money to cause any such indebtedness to become due prior to its scheduled maturity (where all applicable grace or cure periods have expired), and, in either such case, such event or condition is not waived by the holders of such indebtedness;

(n)	if there occurs any action, suit or proceeding affecting any BBP Group Members or any of their assets that would, if determined adversely, reasonably be expected to have a Material Adverse Effect;

(o)	Brookfield Asset Management Inc. and its Affiliates collectively cease to directly and/or indirectly own at least 50.1% of the Voting Stock of BBP or Holding LP on a fully exchanged basis (where the exchange right is exercisable at the option of the holder without restriction or condition); or

(p)	Brookfield Asset Management Inc. and its Affiliates cease to directly and/or indirectly own at least 20% of the limited partner units in Holding LP (or any successor entity that is the primary holding company for BBP’s assets) on a fully exchanged basis (where the exchange right is exercisable at the option of the holder without condition or restriction), then, and in every such event (other than an event with respect to an Obligor described in clause (g), (h) or (i) above), and at any time thereafter during the continuance of such event or any other such event, the Lender may, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Credit Commitment, and thereupon the Credit Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrowers; and in the case of any event with respect to any Obligor described in clause (g), (h) or (i) above, the Credit Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

7.2	Legal Proceedings

If any Event of Default occurs, the Lender may in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrowers authorized or permitted by Law for the recovery of all the indebtedness and liabilities of the Borrowers to the Lender and proceed to exercise any and all rights and remedies hereunder and no such remedy for the enforcement of the rights of the Lender will be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

7.3	Non-Merger

The taking of a judgment or judgments or any other action or dealing whatsoever by the Lender in respect of any Financing Document will not operate as a merger of any Indebtedness of the Borrowers to the Lender or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Lender may have in connection with such liabilities and the surrender, cancellation or any other dealings with any security for such liabilities will not release or affect the liability of the Borrowers hereunder.

Article 8
GUARANTEES

8.1	Guarantees

To induce the Lender to execute and deliver this Agreement and to make or maintain the Credit Facility in favour of the Borrowers, and in consideration thereof, each Borrower and Guarantor hereby irrevocably and unconditionally guarantees (this “Obligor Guarantee”) to the Lender due and punctual payment and performance to the Lender upon demand made in accordance with the terms of this Agreement of all debts, liabilities and obligations of or owing by the Borrowers to the Lender at any time and from time to time, present and future, direct and indirect, absolute and contingent, matured or not, arising from this Agreement, and whether as principal or surety, and including without limitation, all liabilities of the Borrowers arising as a consequence of their failure to pay or fulfil any of such debts, liabilities and obligations (collectively, the “Guaranteed Obligations”).

8.2	Indemnity

In addition to the guarantee specified in Section 8.1, each Obligor agrees to indemnify and save the Lender harmless from and against all reasonable costs, losses, expenses and damages it may suffer as a result or consequence of, any Borrower’s default in the performance of any of the Guaranteed Obligations, or any inability by the Lender to recover the ultimate balance due or remaining unpaid to the Lender in respect of the Guaranteed Obligations, including without limitation, reasonable legal fees incurred by or on behalf of the Lender resulting from any action instituted on the basis of this Obligor Guarantee.

8.3	Payment and Performance

8.3.1	If any Borrower fails or refuses to punctually pay or perform the Guaranteed Obligations, each of the other Borrowers and the Guarantors will unconditionally render any such payment or performance upon demand in accordance with the terms of this Obligor Guarantee.

8.3.2	Nothing but payment and satisfaction in full of the Guaranteed Obligations will release a Borrower or Guarantor from its obligations under this Obligor Guarantee.

8.4	Continuing Obligation

This Obligor Guarantee will be a continuing guarantee, will cover all the Guaranteed Obligations, and will apply to and secure any ultimate balance due or remaining unpaid to the Lender. This Obligor Guarantee will continue to be binding regardless of:

(a)	any amendment, restatement, replacement, renewal, extension, supplement, continuation or waiver of this Agreement or any provision or term hereof,

(b)	whether any other Person or Persons (an “Additional Guarantor”) will become in any other way responsible to the Lender for, or in respect of all or any part of the Guaranteed Obligations;

(c)	whether any such Additional Guarantor will cease to be so liable;

(d)	the validity or enforceability of any of the Guaranteed Obligations; or

(e)	whether any payment of any of the Guaranteed Obligations has been made and where such payment is rescinded or must otherwise be returned upon the occurrence of any action or event, including the insolvency or bankruptcy of any Borrower or Guarantor or otherwise, all as though such payment had not been made.

8.5	Obligor Guarantee Unaffected

This Obligor Guarantee will not be determined or affected, nor will the Lender’s rights under this Obligor Guarantee be prejudiced by, the termination of any Guaranteed Obligations by operation of law or otherwise, including without limitation, the bankruptcy, insolvency, dissolution or liquidation of any Obligor, or any change in the name, business, powers, capital structure, constitution, objects, organization, directors or management of any Obligor, with respect to transactions occurring either before or after such change. This Obligor Guarantee is to extend to the liabilities of the Person or Persons for the time being and from time to time carrying on the business now carried on by any Obligor, notwithstanding any reorganization of any Obligor or any Additional Guarantor or the amalgamation of any Obligor or any Additional Guarantor with one or more other corporations (in this case, this Obligor Guarantee will extend to the liabilities of the resulting corporation and the terms “Borrower”, “Guarantor”, “Obligor” and “Additional Guarantor”, as applicable, will include such resulting corporation) or any sale or disposal of any Obligor or Additional Guarantor’s business in whole or in part to one or more other Persons and all of such liabilities will be included in the Guaranteed Obligations. Each Obligor agrees that the manner in which the Lender may now or subsequently deal with any other Obligor, any Additional Guarantor or any security (or any collateral subject to the security) or other guarantee in respect of the Guaranteed Obligations will have no effect on such Obligor’s continuing liability under this Obligor Guarantee and each Obligor irrevocably waives any rights it may have in respect of any of the above.

8.6	Waivers

Each Obligor waives each of the following, to the fullest extent permitted by Law:

(a)	any defence based upon:

(i)	the unenforceability or invalidity of all or any part of the Guaranteed Obligations, or any security or other guarantee for the Guaranteed Obligations or any failure of the Lender to take proper care or act in a commercially reasonable manner in respect of any security for the Guaranteed Obligations or any collateral subject to the security, including in respect of any disposition of the collateral or any set-off against the Guaranteed Obligations;

(ii)	any act or omission of an Obligor or any other Person, including the Lender, that directly or indirectly results in the discharge or release of an Obligor or any other Person or any of the Guaranteed Obligations or any security for the Guaranteed Obligations; or

(iii)	the Lender’s present or future method of dealing with any Obligor, Additional Guarantor or security (or any collateral subject to the security) or any other guarantee for the Guaranteed Obligations;

(b)	any right (whether now or hereafter existing) to require the Lender, as a condition to the enforcement of this Obligor Guarantee:

(i)	to accelerate any of the Guaranteed Obligations or proceed and exhaust any recourse against any Borrower or Guarantor or any other Person;

(ii)	to realize on any security that it holds;

(iii)	to marshal the assets of any Borrower or Guarantor; or

(iv)	to pursue any other remedy that a Borrower or Guarantor may not be able to pursue itself and that might limit or reduce a Borrower or Guarantor’s burden;

(c)	presentment, demand, protest and notice of any kind including, without limitation, notices of default and notice of acceptance of this Obligor Guarantee;

(d)	all suretyship defences and rights of every nature otherwise available under the laws of the Province of Ontario and the laws of any other jurisdiction;

(e)	any rights of subrogation or indemnification which it may have, until the Obligations of the Borrowers under this Agreement have been paid in full; and

(f)	all other rights and defences (legal or equitable) the assertion or exercise of which would in any way diminish the liability of an Obligor hereunder.

8.7	Lender’s Right to Act

The Lender has the right to deal with any Obligor, the documents creating or evidencing the Guaranteed Obligations and the security (or any collateral subject to the security), if any, now or subsequently held by the Lender (including, without limitation, all modifications, extensions, replacements, amendments, renewals, restatements, and supplements to such documents or security) as the Lender may see fit, without notice to any Borrower, Guarantor or Additional Guarantor and without in any way affecting, relieving, limiting or lessening any Obligors liability under this Obligor Guarantee. Without limitation, the Lender may:

(a)	grant time, renewals, extensions, indulgences, releases and discharges to any Obligor;

(b)	take new or additional security (including without limitation, other guarantees) from any Obligor;

(c)	discharge or partially discharge any or all security;

(d)	elect not to take security from any Obligor or not to perfect security;

(e)	cease or refrain from, or continuing to, giving credit or making loans or advances to any Borrower;

(f)	accept partial payment or performance from any Borrower or Guarantor or otherwise waive compliance by any Borrower or Guarantor with the terms of any of the documents or security;

(g)	assign any such document or security to any Person or Persons; or

(h)	deal or dispose in any manner (whether commercially reasonably or not) with any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations.

8.8	Action or Inaction

Except as provided at Law, no action or omission on the part of the Lender in exercising or failing to exercise its rights under this Article 8 or in connection with or arising from all or part of the Guaranteed Obligations will make the Lender liable to any Obligor for any loss occasioned to such Obligor.

8.9	Lender’s Rights

The rights and remedies provided in this Article 8 are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by Law.

8.10	Demand

The Lender may make demand in writing to any Obligor at any time and from time to time after the occurrence of and during the continuance of an Event of Default, each such written demand to be accepted by such Obligor as complete and satisfactory evidence of any default by an Obligor and the extent of such Event of Default, and of such Obligor’s obligations to make a payment under this Obligor Guarantee and the amount of such payment. Such Obligor will pay to the Lender such amount or amounts payable under this Obligor Guarantee immediately upon such written demand.

8.11	General Limitations on Guarantee Obligations

If as a result of any action or proceeding involving any corporate, limited partnership or limited liability company law, or any Debtor Relief Law, the obligations of an Obligor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Obligor or any other Person, be automatically limited and reduced to the highest amount after giving effect to any rights of contribution that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Article 9
MISCELLANEOUS

9.1	Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

9.1.1	if to the Obligors:

Brookfield Business Partners L.P., Brookfield Business L.P. or Brookfield BBP Bermuda Holdings Limited
73 Front Street
Fifth Floor
Hamilton, HM 12 Bermuda

Attention:	Jane Sheere
Facsimile:	+441-296-4475
E-mail:	Jane.Sheere@Brookfield.com

Brookfield BBP Canada Holdings Inc., Brookfield BBB US Holdings Corporation or BBUC Holdings Inc.
181 Bay Street, Suite 300
Toronto, ON M5J 2T3

Attention:	General Counsel
Facsimile:	416-369-2301

9.1.2	if to the Lender:

(a)	with respect to Borrowing Requests or notices under Section 2.7:

BPEG US Inc.
181 Bay Street, Suite 300
Toronto, ON M5J 2T3

Attention:	Senior Vice President, Finance
Facsimile:	416-365-9642

(b)	with respect to all other notices and communications:

BPEG US Inc.
181 Bay Street, Suite 300
Toronto, ON M5J 2T3

Attention:	Vice President, Legal
Facsimile:	416-365-9642

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2	Waivers

No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. Any waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

9.3	Expenses; Indemnity

9.3.1	The Borrowers shall pay (a) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of external counsel for the Lender in connection with the negotiation and preparation of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and the management and administration of Loans, this Agreement and the other Financing Documents (whether or not any Borrowings are made hereunder), (b) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of external counsel for the Lender, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Financing Documents, and (c) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of counsel for the Lender, in connection with the collection, enforcement or protection of its rights in connection with this Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

9.3.2	Each Borrower shall indemnify the Lender, its directors, officers and employees (each such Person including the directors, officers and employees herein referred to as an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind asserted by third parties, and all reasonable out-of-pocket expenses to which any Indemnitee may become subject arising out of or in connection with (a) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (b) any Loan or any actual or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of the Subsidiaries, or any Environmental Liability related to the Borrowers or any of the Subsidiaries, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (e) any other aspect of this Agreement and the other Financing Documents, or (f) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries (the “Claim”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non- appealable judgment to have resulted from the gross negligence, wilful misconduct or wilful material breach of this Agreement by such Indemnitee.

9.4	Successors and Assigns

9.4.1	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, except to a successor in connection with a transaction completed in accordance with Section 6.2.

9.4.2	The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Financing Documents. It is understood and agreed that the Lender will be entitled, after consultation with the Borrowers, to change any or all of the structure, terms, or pricing of this Agreement and any Financing Document if the Lender determines that such changes are necessary or advisable in order to ensure the Successful Syndication of the Credit Commitment. A “Successful Syndication” means the Lender selling sufficient interests in the Credit Commitment to other lenders to reduce its share to no more than $100,000,000 of the Credit Commitment.

9.5	Survival

All covenants, agreements, representations and warranties made by the Obligors herein and in the other Financing Documents and the Compliance Certificates shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of any Loans, and all such covenants and agreements shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Credit Commitment has not expired or terminated other than these amounts claimed or capable of being claimed under sections of this Agreement which by the terms of this Agreement, survive termination of this Agreement. Sections 2.14.1, 2.15, 2.16.6, 9.3 and 9.5 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Credit Commitment or the termination of this Agreement or any provision hereof.

9.6	Senior Indebtedness

The obligations hereunder are intended to (a) be “senior indebtedness” of the Obligors, (b) rank pari passu with other senior indebtedness of the Obligors, and (c) rank in priority to any obligations of the Obligors that are by their terms expressly subordinated. For clarity, it is the intention of the parties that any Financial Instrument Obligations owed to the Lender by a Borrower shall rank pari passu with the obligations of such Borrower hereunder.

9.7	Amendment and Restatement

This Agreement amends and restates the Third Amended and Restated Credit Agreement dated as of August 26, 2019, between the Borrowers, Brookfield Business Partners L.P., as Guarantor, and the Lender (the “Original Credit Agreement”). All “Obligations” (as defined in the Original Credit Agreement) that were outstanding under the Original Credit Agreement shall be deemed to be Obligations hereunder.

9.8	Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received the counterpart hereof which, when taken together, bears the Obligors’ signatures, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed original counterpart of this Agreement.

9.9	Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.10	Right of Set Off

If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender to or for the credit or the account of any Obligor against any of and all of the obligations of such Obligor now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of set off) which the Lender may have.

9.11	Governing Law; Jurisdiction; Consent to Service of Process

9.11.1	This Agreement shall be construed in accordance with and governed by the Laws of the Province of Ontario.

9.11.2	Each of the Obligors hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Financing Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Lender, may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against an Obligor or its properties in the courts of any other jurisdiction.

9.11.3	Each of the Obligors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Province of Ontario. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.

9.11.4	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.12	Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.13	Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.14	Confidentiality

9.14.1	The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of its Affiliates, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors for the purposes of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Financing Document or any suit, action or proceeding relating to any Financing Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective assignee of or participant in any participation of its rights or obligations under this Agreement, (g) with the consent of the Obligors, or (h) to the extent such Information (y) becomes publicly available other than as a result of a breach of this Section, or (z) becomes available to the Lender, on a non-confidential basis from a source other than the Obligors and which source is not bound by similar confidentiality obligations. For the purposes of this Section, “Information” means all information received from the Obligors relating to the BBP Group Members or their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by an Obligor. The Lender shall be considered to have complied with its obligation hereunder if it has exercised the same degree of care to maintain the confidentiality of such Information as the Lender would accord to its own confidential information.

9.15	Patriot Act

Pursuant to the requirements of the Patriot Act, the Lender hereby notifies the Obligors that it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow the Lender to identify the Obligors in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

BROOKFIELD BUSINESS L.P., by its managing general partner, BROOKFIELD BUSINESS PARTNERS L.P., by its general partner, BROOKFIELD BUSINESS PARTNERS LIMITED

Per:
Name: Title:

BROOKFIELD BBP CANADA HOLDINGS INC.

Per:
Name: Title:

[Signature Page to Fourth Amended and Restated Credit Agreement]

BROOKFIELD BBP BERMUDA HOLDINGS LIMITED

Per:
Name: Title:

BROOKFIELD BBP US HOLDINGS LLC

Per:
Name: Title:

GUARANTORS: BROOKFIELD BUSINESS PARTNERS L.P., by its general partner, BROOKFIELD BUSINESS PARTNERS LIMITED
Per:
Name: Title:

BROOKFIELD BBP CANADA HOLDINGS INC.

Per:
Name: Title:

[Signature Page to Fourth Amended and Restated Credit Agreement]

LENDER:

BPEG US INC.

Per:
Name: Title:
Per:
Name: Title:

[Signature Page to Fourth Amended and Restated Credit Agreement]

Exhibit A
Form of Borrowing Request

Date:            ■

BPEG US Inc.

181 Bay Street, Suite 300
Toronto, ON M5J 2T3

Attention:	Senior Vice President, Finance
Facsimile:	416-365-9642

The undersigned, ■ (a “Borrower”), refers to the Fourth Amended and Restated Credit Agreement dated as of ■, 2021, between Brookfield Business L.P., Brookfield BBP Canada Holdings Inc., Brookfield BBP Bermuda Holdings Limited, Brookfield BBP US Holdings LLC and such other persons as may become parties thereto as Borrowers from time to time, as Borrowers, Brookfield Business Partners L.P. and BBUC Holdings Inc., as Guarantors, and BPEG US Inc., as Lender, as may be amended, supplemented or restated from time to time (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement as follows:

(A)	Investment to be funded with proceeds of the Loan drawn under the Credit Facility: ■

(B)	Type of Loan, Loan Amount, Interest Period and Contract Period (as applicable): ■

(C)	Date of Borrowing: ■

(D)	Account of the Borrower to which the funds are to be disbursed: ■

The undersigned confirms having read the provisions of the Credit Agreement which are relevant to the furnishing of this Borrowing Request. The undersigned confirms that the Borrowers have complied with all conditions precedent for the requested Borrowing.

The Borrower hereby certifies that:

(a)	the representations and warranties of the Obligors set forth in the Credit Agreement are true and correct on and as of the date hereof as if made as of the date hereof unless such representations and warranties expressly refer to a different date; and

(b)	at the time of and immediately after giving effect to the requested Borrowing, no Default or Event of Default shall have occurred and be continuing.

A-1

■

Per:
Name: Title:

[Signature Page to Fourth Amended and Restated Credit Agreement]

Exhibit B
Form of Compliance Certificate

TO:	BPEG US Inc. (the “Lender”)

RE:	Fourth Amended and Restated Credit Agreement dated as of ■, 2021, between Brookfield Business L.P., Brookfield BBP Canada Holdings Inc., Brookfield BBP Bermuda Holdings Limited, Brookfield BBP US Holdings LLC and such other persons as may become parties thereto as Borrowers from time to time, as Borrowers, Brookfield Business Partners L.P. and BBUC Holdings Inc., as Guarantors, and BPEG US Inc., as Lender, as may be amended, supplemented or restated from time to time (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

The undersigned, the [Title] of [Name of Borrower], hereby certifies on behalf of the Borrowers, in that capacity and not personally and without personal liability, as follows:

1.	I have read and am familiar with the provisions of the Credit Agreement and I have made such examinations and investigations, including a review of the financial statements of BBP and the applicable books and records as I have deemed necessary, to enable me to express an informed opinion as to the matters set out herein.

2.	The Deconsolidated Net Worth as at ■, is ■. Details of this calculation (including all adjustments to the Common Equity and preferred equity in any Person made in accordance with Section 5.9) are attached hereto.

3.	Each of the representations and warranties of the Obligors contained in Article 3 of the Credit Agreement is true and correct on and as of the date hereof as if made as of the date hereof, unless such representations and warranties expressly refer to a different date.

4.	No Default or Event of Default has occurred and is continuing.

This certificate is delivered to you pursuant to Section 5.1(c) of the Credit Agreement. Initially capitalized terms used in this Compliance Certificate have the meanings given in the Credit Agreement.

DATED: ■ [Date to be within 60 days of the end of each of the first three fiscal quarters of BBP and 120 days of the end of BBP’s fiscal year.]

[NAME OF BORROWER]

Per:
Name: Title:

B-1

Exhibit C-1
Form of U.S. Tax Compliance Certificate

(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of ■, 2021, between Brookfield Business L.P., Brookfield BBP Canada Holdings Inc., Brookfield BBP Bermuda Holdings Limited, Brookfield BBP US Holdings LLC, as borrowers, Brookfield Business Partners L.P. and BBUC Holdings Inc., as guarantors, and BPEG US Inc., as lender (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lender and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Lender, and (2) the undersigned shall have at all times furnished the Borrowers and the Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:	, 20[■]

C-1-1

Exhibit C-2
Form of U.S. Tax Compliance Certificate

(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL
INCOME TAX PURPOSES)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of ■, 2021, between Brookfield Business L.P., Brookfield BBP Canada Holdings Inc., Brookfield BBP Bermuda Holdings Limited, Brookfield BBP US Holdings LLC, as borrowers, Brookfield Business Partners L.P. and BBUC Holdings Inc., as guarantors, and BPEG US Inc., as lender (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lender and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Lender, and (2) the undersigned shall have at all times furnished the Borrowers and the Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title: `

Date:	, 20[■]

C-2-1